For period ending  April 30, 2010                                        77.Q.1

File number 811-22078

MASTER TRUST

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD RESOLUTIONS APPROVING BYLAW AMENDMENTS


        I, Keith A. Weller, Vice President and Assistant Secretary of Master Trust (the Fund), hereby certify that, at a duly convened meeting of the Board of Trustees (Board) of the Fund held on February 10, 2010, the Board duly and unanimously approved the following preambles and resolution:


        WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board the abolishment of the retirement policy pursuant to which a trustee who has attained the age of seventy-five (75) years generally must retire from service as a trustee (the Policy); and

        WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Fund to abolish the Policy;

        NOW, THEREFORE, BE IT

        RESOLVED, that pursuant to the relevant section of the Funds Amended and Restated Bylaws, as amended (the Bylaws), concerning amendments to the Funds Bylaws, Article II, Section 3 of the Funds Bylaws be, and it hereby is, deleted in its entirety.


          IN WITNESS WHEREOF, I have signed this certificate as of the 7th day of May, 2010.

          MASTER TRUST


By:		/s/Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary


New York, New York (ss)

Subscribed and sworn to before me
on this 7th day of May, 2010.


/s/Cathleen Crandall
Notary Public

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